EXECUTION VERSION
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of January, 2008 by and among the undersigned shareholders (each referred to herein as a “Shareholder” and collectively referred to herein as the “Shareholders”) of MEA Holdings, Inc. (the “Holding Company”) for the benefit of Cogdell Spencer LP, a Delaware Limited Partnership (“Parent”), and Goldenboy Acquisition Corp., a Wisconsin Corporation (“Merger Sub”).
W I T N E S S E T H:
     WHEREAS, each of the Shareholders owns, or has the power to direct the voting of, the number of Shares (as defined below) set forth opposite such Shareholder’s name on Schedule 1 attached hereto;
     WHEREAS, the Boards of Directors of Cogdell Spencer Inc., Parent, Merger Sub, the Holding Company, Marshall Erdman & Associates, Inc., Marshall Erdman Development, LLC, and Parent, as the sole shareholder of Merger Sub, have adopted and approved the Agreement and Plan of Merger (the “Merger Agreement”) and the merger of Merger Sub with and into the Holding Company (the “Merger”) in accordance with the Merger Agreement and the Wisconsin Business Corporation Law (the “WBCL”); and
     WHEREAS, subsequent to the Holding Company’s approval of the Merger Agreement and concurrently with the execution of the Merger Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Holding Company has delivered to Parent this Agreement pursuant to which each Shareholder has agreed to vote the Shares owned by such Shareholder in favor of the Merger.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Shareholders hereby agree as follows:
     1. Voting Agreement.
          (a) Each Shareholder, by this Agreement hereby agrees to vote (or cause to be voted), at any meeting of the shareholders of the Holding Company or in any action taken by the shareholders of the Holding Company without a meeting, all of such Shareholder’s Shares, (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, and (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any competing proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Holding Company under the Merger Agreement or that could result in any of the conditions to the Holding Company’s obligations under the Merger Agreement not being fulfilled. Upon the execution of this Agreement by a Shareholder, such Shareholder hereby revokes any and all other proxies given by such Shareholder with respect to such Shareholder’s Shares. Such Shareholder acknowledges receipt and review of a copy of the Merger Agreement. For purposes of this Agreement, “Shares” shall mean, for each Shareholder, all shares of common stock, par value $.01 per share, and preferred stock, par value $.01 per share (“Company Stock”), of the Holding Company that such Shareholder beneficially owns at the date of this Agreement, together with the shares of Company Stock of which the Shareholder becomes the beneficial owner before the Effective Time, less any shares of Company Stock subsequently disposed of pursuant to a Permitted Transfer.
          (b) Such Shareholder hereby irrevocably grants to, and appoints, Parent, Frank C. Spencer and Charles M. Handy, and any individual designated in writing by any of them, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Shareholder’s Shares, or grant a consent, approval or dissent in respect of the Shareholder’s Shares in the manner in which such Shareholder is required to vote such Shareholder’s Shares pursuant to this Section 1. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy hereby granted is coupled with an interest and may under no circumstances be revoked unless and until the Expiration Date (as defined below). Such Shareholder hereby ratifies and confirms any and all votes, consents or other actions that any proxy appointed hereby may lawfully do or cause to be done by virtue hereof. The proxy and power of attorney granted by each Shareholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Shareholder.
     2. Transfer of Shares. Each Shareholder agrees that except for Permitted Transfers (as defined herein), it shall not, directly or indirectly, during the period from the date of this Agreement through the Expiration Date (as defined in Section 4, below), (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber (a “Transfer”) any of the Shares or otherwise agree to do any of the foregoing except pursuant to the Merger Agreement or pursuant to the transactions contemplated therein, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto (other than a proxy granting to the holder thereof the power solely to vote Shares in favor of the approval of the Merger Agreement and the Merger or to vote on employee compensation arrangements that are not inconsistent with the Merger Agreement), or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares. For purposes of this Agreement, “Permitted Transfer” means any of the following Transfers: (i) a Transfer by will or operation of law, in which case this Agreement shall bind the transferee, (ii) a Transfer pursuant to any pledge agreement existing as of the date of this Agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) a Transfer in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) a Transfer from a Shareholder to one or more other Shareholders, and (v) a Transfer made with the prior written consent of Parent.

     3. Appraisal Rights. Each Shareholder agrees not to exercise any rights of appraisal or any dissenters’ rights that such Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.
     4. Termination. For purposes of this Agreement, the “Expiration Date” shall be defined as, and the obligations of each Shareholder under this Agreement shall terminate upon, the earliest of (a) the Effective Time, (b) the date that the Merger Agreement is validly terminated in accordance with its terms, and (c) the written consent of the Shareholders and the Parent.
     5. Assignment. This Agreement and the rights hereunder are not assignable or transferable by any party without the prior written consent of the other parties; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     6. Consummation of the Merger. Each Shareholder, solely in his, her or its capacity as a shareholder of the Holding Company, shall use such Shareholder’s reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Such Shareholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Parent, which shall not be unreasonably withheld, except as may be required by applicable law.
     7. Shareholders’ Representations. Except as set forth in the Merger Agreement and the schedules and exhibits attached thereto and subject to the limitations contained therein, each Shareholder hereby severally and not jointly represents and warrants to Parent in respect of such Shareholder as follows:
          (a) Such Shareholder (i) is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the number of shares of Company Stock set forth opposite such Shareholder’s name on Schedule 1 to this Agreement free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such Shares (“Lien”) other than pledges in favor of M&I Marshall and Ilsley Bank that have been disclosed to Parent prior to the date of this Agreement and that do not prohibit or otherwise affect the enforceability of any of the provisions hereof, (ii) does not own, of record or beneficially, any shares of capital stock of the Holding Company other than the Shareholder’s Shares set forth opposite such Shareholder’s name on Schedule 1 to this Agreement, (iii) has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Shares held by such Shareholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, (iv) has all requisite legal power, authority and right to enter into, execute and deliver this Agreement, and to consummate the transactions contemplated hereby, without the consent or approval of any other person, and (v) has not entered into any voting agreement or other similar agreement with or granted any person any proxy (revocable or irrevocable) in respect of the Shareholder’s Shares (other than this Agreement).
          (b) If such Shareholder is not a natural person, the execution and delivery by such Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. Such Shareholder has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or in an action at law). The execution and delivery by such Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any contract to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any laws applicable to such Shareholder or the properties or assets of such Shareholder. No consent of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If such Shareholder is married and the Shareholder’s Shares constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.
     8. Parent’s Representations. Parent hereby represents and warrants to each Shareholder as follows: (i) the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action, and (ii) this Agreement constitutes a valid and binding agreement of Parent.
     9. Equitable Relief. The Shareholders agree that Parent would be irreparably harmed by any breach of this Agreement on the part of any Shareholder and that Parent shall be entitled to specific performance and injunctive and other equitable relief in respect of any breach (including any threatened or anticipated breach) of this Agreement and to enforce the provisions hereof, and the Shareholders further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.
     10. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
     11. Capacity; No Effect on Merger Agreement. Each Shareholder is entering into this Agreement solely in his or her capacity as a shareholder of the Holding Company, and no covenant contained herein shall apply to any Shareholder in his or her capacity as a director, officer or employee of the Holding Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, any Shareholder from fulfilling his or her obligations under applicable law, including without limitation his or her fiduciary duties, in his or her capacity as a director, officer or employee with respect to the Holding Company and nothing herein will limit or affect, or give rise to any liability to a Shareholder by virtue of any actions taken by such Shareholder in his or her capacity as a director, officer or employee of the Holding Company. Nothing contained in this Agreement shall affect the terms and conditions of the Merger Agreement.
     12. No Additional Rights Granted. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable Shareholder and Parent shall have no power or authority to direct any Shareholder in the voting of any of the Company Stock or the performance by any Shareholder of its duties or responsibilities as a shareholder of the Holding Company, except as otherwise provided herein.
     13. Binding Effect. This Agreement is binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
     14. Severability. The parties agree that if any provision of this Agreement under any circumstances is deemed invalid or inoperative, then this Agreement is construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties are construed and enforced accordingly.
     15. Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law.
     16. Counterparts. This Agreement may be executed in one or more counterparts, all of which are considered but one and the same agreement, and become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature of this Agreement is effective as an original.
(Signatures appear on the following page.)

     IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first set forth above.
SHAREHOLDERS:

BAIRD CAPITAL PARTNERS III LIMITED PARTNERSHIP
Scott A. Ransom
	By:	Baird Capital Partners Management Company
III, L.L.C., its General Partner

Brian L. Happ
By:

David P. Pelisek, Director

William L. Peel, Jr.	BCP III AFFILIATES FUND LIMITED PARTNERSHIP

	By:	Baird Capital Partners Management Company
Eli Woyke		III, L.L.C., its General Partner

By:
Thomas G. Platz		David P. Pelisek, Director

BCP III SPECIAL AFFILIATES LIMITED PARTNERSHIP
Patricia LaForge

	By:	Baird Capital Partners Management Company
III, L.L.C., its General Partner

Kurtis M. Helin
By:

David P. Pelisek, Director

Julia A. Houck	LUBAR CAPITAL, LLC

	By:	Lubar Capital Management, LLC, its Manager

Steven C. Peterson

	By:	Lubar & Co., Incorporated, its Manager

Gregg F. Redfern	By:
David J. Lubar, President

COGDELL SPENCER LP

By:	CS Business Trust I, its General Partner

By:	Cogdell Spencer Inc., its Sole Beneficial Owner

By:
Frank C. Spencer, President and CEO

GOLDENBOY ACQUISITION CORP.

By:	Cogdell Spencer LP, its Sole Beneficial Owner

By:	CS Business Trust I, its General Partner

By:	Cogdell Spencer Inc., its Sole Beneficial Owner

By:
Frank C. Spencer, President and CEO

Schedule 1
Shareholders; Shares

	Total Number of	Total Number of
	Shares of Nonvoting	Shares
	Common Stock	of Voting Common	Total Number of Shares
Name of Shareholder	Held	Stock Held	of Preferred Stock Held
Baird Capital Partners III Limited Partnership	0	935,430.6500	84,188.7600
BCP III Affiliates Fund Limited Partnership	0	187,035.7500	16,833.2200
BCP III Special Affiliates Limited Partnership	0	137,033.60000	12,333.0200
Lubar Capital, LLC	0	1,259,500.0000	113,355.0000
Scott A. Ransom	123,676.9758	0	2,700
Brian L. Happ	54,348.2245	0	1,800
William L. Peel, Jr.	54,348.2245	0	1,800
Eli Woyke	5,000	0	450
Thomas G. Platz	5,000	0	450
Patricia LaForge	5,000	0	450
Kurtis M. Helin	20,000	0	900
Julia A. Houck	5,000	0	450
Steven C. Peterson	7,500	0	675
Gregg F. Redfern	5,000	0	450

Total Held	284,873.4248	2,519,000.0000	236,835.0000

Total Outstanding per Class	558,020.2308	2,519,000.0000	251,685.0000

Percentage	51.05%	100%	94.10%